Exhibit 23.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
February 27, 2006
To the Board of Directors and
 Stockholders of Alliance Semiconductor Corporation
We have reviewed the accompanying balance sheet of Alliance Semiconductor Corporation as of December 24, 2005, and the related statements of income and cash flows for the three-month and nine-month periods ended December 24, 2005. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.
Mark Bailey & Company, LTD.
Reno, Nevada